UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐    Preliminary Proxy Statement.

☐    Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐    Definitive Proxy Statement.

☒    Definitive Additional Materials.

☐    Soliciting Material Pursuant to §240.14a-12.

SUNAMERICA SERIES TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐    Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Announcement

SunAmerica Series Trust – Davis Venture Value Portfolio

Proxy Mailing to Contract Owners

General Knowledge

What’s new?	A proxy mailing is being sent to contract owners invested in the Davis Venture Value Portfolio.
What is the purpose of this proxy?

Contract owners invested in the Davis Venture Value portfolio (“the Portfolio”) within the SunAmerica Series Trust as of 5/31/15 (the “Record Date”) are being asked vote on a proposal to approve a new subadviser.

As a result, the Portfolio’s name will change from ‘Davis Venture Value’ to ‘SA Legg Mason BW Large Cap Value Portfolio’ and the subadviser will change from ‘Davis Selected Advisers, L.P.’ to ‘Brandywine Global Investment Management, LLC’.

When is the shareholder meeting?	August 27, 2015.
How can the shareholder vote?

Vote on the Internet by going to www.proxy-direct.com and following the on-screen instructions;

Vote by Phone by calling 1-866-298-8476 and following the recorded instructions;

Vote by Mail by voting, signing and dating the Voting Instruction card and returning it in the postage-paid envelope; or

Vote by Person by attending the Shareholder Meeting at The Woodson Tower Building Meeting Room 1, 2919 Allen Parkway, Houston, Texas 77019 on August 27, 2015.

When is the Proxy being mailed to the shareholders?	Mailing began on Thursday, July 16, 2015
How many shareholders are affected?	Approximately 110,000
Additional information.	Each contract owner is receiving a voting instruction card and a detailed proxy statement.
For additional information or questions.	Please contact Investment Product Management, Gregory Lewandowski (x7374841).

Issued: 7/23/15                     For Internal Use Only                     Training Team Job Aid 158-12

The information presented in this job aid is considered to be accurate as of the time of publication. However, modifications or updates that occur after publication may not be reflected.

For questions, please see your manager.